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                                    EXHIBIT 4
                                    ---------

                  FIFTH AMENDMENT TO REVOLVING CREDIT AGREEMENT
                  ---------------------------------------------

         This Fifth Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R.G. Barry Corporation, as borrower (the "Borrower"), as of the 10th day of March, 2004, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 27th day of December, 2002 (the "Credit Agreement").

         Whereas, the parties to this Amendment desire to amend certain of the provisions of the Credit Agreement, the Credit Agreement is hereby amended as follows:

         1. Subsections 1.1, 1.2 and 1.3 of the Credit Agreement are hereby amended to recite in their entirety as follows:

                  SECTION 1.  COMMITMENT.

                           1.1. Basic Commitment Terms. The Borrower has applied
                  to the Bank for revolving credit loans up to an aggregate principal amount of $32,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes, including, without limitation, seasonal financing of inventory and accounts receivable. The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions hereinafter set forth up to a maximum aggregate principal amount not in excess of $32,000,000 (said amount being hereinafter called the "Commitment" of the Bank). Notwithstanding anything to the contrary contained in any Note evidencing the Loan, the principal amount advanced by the Bank pursuant to the Note held by the Bank shall not exceed the amount of the Bank's Commitment.

                           1.2. Commitment Limitations. Notwithstanding the
                  foregoing, during the following periods in each year occurring during the term of this Agreement, the aggregate Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to Section 4.6 hereof:

                                  Period                       Commitment
                                  ------                       ----------

                           From 1/1 through 1/31              $ 9,000,000
                           From 2/1 through 2/29              $12,000,000
                           From 3/1 through 3/31              $13,800,000
                           From 4/1 through 4/30              $12,000,000
                           From 5/1 through 10/31             $32,000,000
                           From 11/1 through 12/31            $27,000,000

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                           1.3 Borrowing Base. Notwithstanding the foregoing
                  provisions of Sections 1.1 and 1.2, the aggregate principal balance of the Loans at any time outstanding shall not exceed the lesser of (a) the Commitment of the Bank, reduced as provided in Section 1.2 and (b) the Borrowing Base (as hereinafter defined). As used herein, "Borrowing Base" shall mean the sum of (i) 80% of the Company's Eligible Accounts plus (ii) 40% of Eligible Inventory, minus (iii) $2,100,000.

         2. A new Section 3.19 is hereby added to the Credit Agreement, is hereby amended to recite in its entirety as follows:

                           3.19 Eligible Inventory means that portion of the
                  Borrower's inventory, including finished goods and raw materials related to its principal product lines, subject to no Liens, and that the Bank determines in its sole discretion from time to time, based on credit policies, market conditions, the Borrower's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible Inventory shall not include tooling, work in process, slow moving, obsolete or discontinued inventory, supply items, packaging, or the freight portion of raw materials, inventory in the control of a third Person for processing or storage, consigned inventory or inventory in transit, or any inventory located outside of the territorial limits of the United States of America. All inventory shall be valued at the lesser of cost (on a FIFO basis) or market.

         3. Section 5 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  SECTION 5. SECURITY.
                             --------

                           As security for the Loan, the Borrower shall grant to
                  the Bank a first security interest in all its accounts, inventory, equipment, fixtures and other personal property of every kind and description, whether now owned or hereafter acquired or created by the Borrower, a mortgage lien against its real property located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147 (the "Mortgage") and an assignment of and lien upon a life insurance policy issued by Pacific Life Insurance Company, owned by the Borrower, insuring the life of Gordon B. Zacks as the named insured, in the face amount of $5,000,000 (the "Life Insurance"). At the request of the Bank, the Borrower shall authorize and cause to be executed a security agreement (the "Security Agreement"), a mortgage deed (the "Mortgage") and any and all other

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                  documents that the Bank shall require in order to effect the foregoing, including all documents necessary to effect the assignment of and perfection of the lien upon the Life Insurance (the "Life Insurance Security Documents'). The Borrower will deliver the Mortgage to the Bank no later than January 27, 2004. The Borrower will also deliver to the Bank not later than that date such agreements and documents as may be required or desirable to permit the Bank to perfect a security interest in all the Borrower's intellectual property located or registered in the United States and will deliver as soon as practicable thereafter such agreements and documents as may be required or desirable to permit the Bank to perfect a security interest in all the Borrower's intellectual property located or registered in foreign countries. The failure of the Borrower to provide the Mortgage and the agreements and documents respecting U.S. intellectual property referenced herein by January 27, 2004, shall constitute an Event of Default. Notwithstanding the Commitment of the Bank, no advances shall be made by the Bank to the Borrower hereunder in excess of $12,000,000 until the Bank has received the Life Insurance Security Documents in a form and in substance satisfactory to it in its sole discretion, provided that the signature of Pacific Life Insurance Company shall not be required prior to making such advances.

                           The Borrower shall provide to the Bank by March 26,
                  2004, a current "Phase One" environmental report regarding hazardous wastes, toxic materials and other environmental hazards on the Property, which report shall be certified by an environmental consultant and shall conform in all respects with the Bank's Phase One Environmental Report Requirements. If warranted by the Phase One environmental report, the Borrower shall provide a detailed audit of the same matters. Such consultant must appear on the Bank's list of approved environmental consultants or be specifically approved in writing by the Bank. The Borrower will provide to the Bank all cooperation required for the Bank to procure from an independent appraiser selected by the Bank by March 26, 2004, an appraisal of the Property. The appraisal and environmental reports shall be procured at the Borrower's expense and shall be in accordance with the most recent regulations of the Comptroller of the Currency.

                           The Borrower will provide to the Bank all cooperation
                  required for the Bank to perfect in accordance with the requirements of Mexican law, at the Borrower's expense and at the earliest practicable date, the Bank's security interest in all Collateral located in Mexico.

         4. Notwithstanding anything in the Credit Agreement to the contrary, the Bank hereby consents to the Borrower's borrowing of the principal amount of (a) $1,750,000 on the

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Life Insurance and (b) $450,000 on a life insurance policy in the original face amount of $1,350,000, issued by Pacific Life Insurance Company, owned by the Borrower, insuring the life of Gordon B. Zacks as the named insured.

         5. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

         6. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

         7. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory note executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.

         8. This Amendment and a letter as to fees delivered contemporaneously herewith embody the entire agreement and understanding between the Borrower and the Bank, and supersede all prior agreements, communications and understandings, relating to the subject matter hereof, and there exists no agreement or commitment by the Bank further to amend the Agreement or to waive any of the Borrower's obligations thereunder.

         9.       The Borrower hereby represents and warrants to the Bank that
(a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment constitutes a valid and legally binding obligation upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

         10. This Amendment shall become effective only upon the occurrence of all the following: (a) the execution by the Borrower and the Bank of this Amendment; (b) delivery by the Metropolitan Life Insurance Company to the Bank of the executed Third Amendment to Intercreditor Agreement, consenting to the execution and delivery of the Life Insurance Security Documents as provided in this Amendment; and (c) delivery by the Borrower to the Bank of a certified resolution of the Board of Directors authorizing the execution and performance of this

Amendment and the additional borrowing provided for herein. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

         11. Prior to the execution of this Agreement, the Bank has had information delivered to it which would cause it to believe the Borrower is in default under the terms of the Credit Agreement. Any advances, previously or hereafter made by the Bank to the Borrower based upon any borrowing certificate submitted by the Borrower, shall not be construed as or constitute a waiver, amendment or modification of any term or condition set forth in the Credit Agreement, or the waiver of any right or remedy which may be available to the Bank. Additionally, such advances shall not be construed as or constitute a course of dealings between the Bank and the Borrower, with all rights and remedies of the Bank being fully and specifically reserved.

         12. Except as otherwise specifically provided herein, the capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

         IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 10th day of March, 2004.

                                    R. G. BARRY CORPORATION


                                    By:      /s/ Daniel D. Viren
                                       -----------------------------------------
                                             Daniel D. Viren,
                                             Senior Vice President - Finance,
                                             Chief Financial Officer


WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                   THE HUNTINGTON NATIONAL BANK


                                   By:      /s/ R. Larry Hoover
                                      ------------------------------------------
                                            R. Larry Hoover,
                                            Executive Vice President